EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of the General Partner of

Sotherly Hotels LP (formerly MHI Hospitality, L.P.)

410 West Francis Street

Williamsburg, Virginia 23185

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Sotherly Hotels LP (formerly MHI Hospitality, L.P.) and subsidiaries for the year ended December 31, 2014 of our report dated March 25, 2014, except for Note 2, as to which the date is April 14, 2015, relating to the consolidated financial statements for the three years ended December 31, 2013 listed in the accompanying index.

We consent to the incorporation by reference of said report in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-199256) of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) and Sotherly Hotels LP.

/s/ PBMares, LLP

Norfolk, Virginia

April 14, 2015